EXHIBIT 10(b)(iii)


                           THIRD AMENDMENT TO THE
                           MCDONALD'S CORPORATION
                           PROFIT SHARING PROGRAM


       The McDonanald's Corporation Profit Sharing Program (the ``Program''), as amended and restated effective January 1, 1996, is hereby amended, effective January 1, 1997, as follows:

                                      I

       Section 11.2(d)(3) through the colon is hereby amended to read as follows:

       (3) Minimum Distribution Incidental Benefit Requirements. If benefits are paid in installments to the Participant and if the Participant's beneficiary is not his spouse or his former spouse receiving benefits pursuant to a Qualified Domestic Relations Order as defined in Section 16.5, payments for the calendar year in which the Participant attains the age of 70-1/2 and in each calendar year thereafter shall equal at least the dollar value of the Participant's vested Net Balance Account as of the last Valuation Date of the immediately preceding Plan Year divided by the following Applicable
  Divisor:

                                     II

       Section 11.13(e) shall be amended to read as follows:

            (e) Elective Distributions. Notwithstanding the foregoing provisions of Section 11.13, a Participant, who is not a Five Percent Owner and has attained his Required Beginning Date but has not had a Termination of Employment, may elect to receive or not to receive distributions as provided in Sections 11.13(a) and 11.13(b). If the Participant fails to make such an election, the distributions provided in Sections 11.13(a) and 11.13(b) shall be made to such a Participant. If such distributions have commenced to such a Participant, he or she may make an election to discontinue such distributions. If such distributions are not being made to a Participant, he or she may make one election, which shall be irrevocable subject to the Participant's right under Section 11.16(c) to elect a distribution of his entire Net Balance Account, to commence receiving distributions as provided in Sections 11.13(a) and 11.13(b). Elections made hereunder shall be made at such time and in accordance with such procedures as the Committee shall from time to time permit.

                                     III

       Section 11.16(c) is hereby amended to read as follows:

            (c) Distributions after Age 70-1/2. A Participant who has attained the age of 70-1/2 but has not had a Termination of Employment may elect, at such time and on such form as the Committee shall permit, to begin receiving installment payments beginning after he becomes 70-1/2 or to receive a distribution of his entire Net Balance Account. An affirmative election to receive installment payments shall be irrevocable, provided that at any time a Participant who has attained the age of 70-1/2 may elect a distribution of his entire Net Balance Account.

                                     IV

       Except as amended herein, the Program shall remain in full force and effect.